Exhibit 99.1

PLUMAS BANCORP TO ACQUIRE CORNERSTONE COMMUNITY BANCORP

RENO, Nevada, January 29, 2025 (GLOBE NEWSWIRE) -- Plumas Bancorp (“Plumas”) (Nasdaq: PLBC) and Cornerstone Community Bancorp (“Cornerstone”) (OTCPK: CRSB) jointly announce the signing of a definitive merger agreement (the “Agreement”) whereby Plumas will acquire Cornerstone in a stock and cash transaction valued at approximately $64.6 million (the “Transaction”) based on the closing price of $47.76 for Plumas shares on January 28, 2025. On a pro forma consolidated basis, the combined company would have approximately $2.3 billion in assets, $2.0 billion in deposits, $1.5 billion in loans, and operate 19 branches throughout Northern California and Western Nevada.

Cornerstone, headquartered in Red Bluff, California, is the parent company of Cornerstone Community Bank, a 19-year-old bank with approximately $658 million in assets as of December 31, 2024.

Cornerstone Community Bank operates through four branches throughout the Northern California counties of Shasta and Tehama.

“We are thrilled to announce our merger agreement with Cornerstone,” said Andrew J. Ryback, President and Chief Executive Officer, Plumas Bancorp. “Our companies share a connection to the people and businesses who have built their livelihoods throughout Northern California. Bringing together the team of local experts at Cornerstone Community Bank with Plumas Bank’s technology and small business expertise offers even greater services for the markets we serve. We look forward to providing long-term value to our combined shareholders, clients, team members, and the communities we serve.”

“We are excited about the opportunity to join forces with Plumas, bringing our banks together to carry on our focus of providing our customers, employees and all of our stakeholders with superior products, services and support,” said Matthew B. Moseley, President and Chief Executive Officer of Cornerstone, who will continue with Plumas following the acquisition. “Gaining access to Plumas’ network of offices and extensive product lines allows us to expand our footprint and offerings beyond the Shasta and Tehama communities we have served for the past 19 years. There are many similarities in our institutions and the small communities we serve. This combination will afford the two organizations the opportunity to utilize our combined years of experience to continue to deliver the outstanding experience our customers have come to expect.”

Under the terms of the Agreement, each issued and outstanding share of common stock of Cornerstone will be converted into the right to receive 0.6608 shares of common stock of Plumas and $9.75 in cash (subject to adjustment under certain circumstances). Based on the closing price of $47.76 for Plumas shares on January 28, 2025, the Transaction would result in an aggregate consideration of $64.6 million (inclusive of the value to Cornerstone stock option holders) and value of $41.31 per Cornerstone share.

Giving effect to the merger, Cornerstone shareholders will hold, in the aggregate, approximately 14% of Plumas’ outstanding common stock based on December 31, 2024 data. One current member of the Cornerstone board of directors will join the Plumas board of directors upon the merger.

Plumas expects the acquisition to be approximately 9% accretive to earnings per share in 2025 and 23% accretive in 2026. Plumas expects dilution to tangible book value per share of approximately 13% at close with a tangible book value earn-back period of less than three years. The boards of directors of Plumas and Cornerstone have approved the proposed merger, which is expected to occur in the second half of 2025 and remains subject to customary closing conditions, including obtaining approval by Cornerstone’s shareholders and bank regulatory authorities.

Plumas was advised in the Transaction by Raymond James & Associates, Inc. as financial advisor and Sheppard, Mullin, Richter & Hampton LLP as legal counsel. Cornerstone was advised by Performance Trust Capital Partners as financial advisor and Gary Steven Findley & Associates as legal counsel.

About Plumas Bancorp

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fifteen branches: thirteen located in the California counties of Butte, Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates two loan production offices located in Auburn, California and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

About Cornerstone Community Bancorp

Cornerstone Community Bancorp is a bank holding company headquartered in Red Bluff, California and is the parent company for Cornerstone Community Bank, a California state-chartered bank with four locations across the Northern California counties of Shasta and Tehama. Founded in 2006, Cornerstone Community Bank has a proven track record of contributing to the success of the local economies they serve, contributing to the success of the people who live, work, and play in Shasta and Tehama.

Additional Information About the Proposed Transaction and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

Investors and security holders are urged to carefully review and consider each of Plumas’s public filings with the SEC, including but not limited to its Annual Reports on Form 10-K, its Proxy Statements, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. The documents filed by Plumas with the SEC may be obtained free of charge at Plumas’s website at www.plumasbank.com or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Plumas by requesting them in writing to Plumas Bancorp, 5050 Meadowood Mall Circle, Reno, Nevada 89502; Attention: Shareholder Relations, or by telephone at (775) 786-0907.

Plumas intends to file a registration statement on Form S-4 with the SEC which will include a proxy statement /prospectus which will be distributed to the shareholders of Cornerstone in connection with their vote on the Transaction. Before making any voting or investment decision, investors and security holders of Cornerstone are urged to carefully read the entire proxy statement/prospectus, when it becomes available, as well as any amendments or supplements, because it will contain important information about the proposed Transaction. Investors and security holders will be able to obtain the proxy statement/prospectus free of charge from the SEC’s website or from Plumas by writing to the address provided in the preceding paragraph.

The directors, executive officers and certain other members of management and employees at Cornerstone and Plumas may be deemed participants in the solicitation of proxies in favor of the Transaction. Information about the directors and executive officers of Cornerstone will be included in the proxy statement/prospectus regarding the proposed Transaction. Information regarding Plumas’s directors and executive officers is available in Plumas’s definitive proxy statement for its 2024 annual meeting of shareholders filed with the SEC on April 4, 2024, which is available free of charge from Plumas upon request as described above.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements regarding Plumas Bancorp (“Plumas”), Cornerstone Community Bancorp (“Cornerstone”) and the combined company and the proposed merger that are forward-looking statements subject to the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to plans, expectations, projections and statements about the benefits of the proposed merger, the timing of completion of the merger, and other statements that are not historical facts. Forward-looking statements involve risks and uncertainties that are difficult to predict. Factors that could cause or contribute to results differing from those in or implied in the forward-looking statements include but are not limited to the occurrence of any event, change or other circumstances that could give rise to the right of Plumas or Cornerstone to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against Plumas or Cornerstone; delays in completing the merger; the failure to obtain necessary regulatory approvals (and the risk that such approvals impose conditions that could adversely affect the combined company or the expected benefits of the merger); the failure of Cornerstone to obtain shareholder approval or Plumas or Cornerstone to satisfy any of the other conditions to the merger on a timely basis or at all; the ability to complete the merger and integration of Plumas and Cornerstone successfully; costs being greater than anticipated; cost savings being less than anticipated; changes in economic conditions; the risk that the merger disrupts the business of the Plumas, Cornerstone or both; difficulties in retaining senior management, employees or customers; and other factors that may affect the future results of Plumas or Cornerstone. Further information regarding Plumas’s risk factors is contained in Plumas’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023. Forward-looking statement made in this release speak only as of the date of this release. Neither Plumas nor Cornerstone undertake any obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Investor Relations Contact:

Jamie Huynh

AVP, Assistant Corporate Secretary and Investor Relations Coordinator

Plumas Bank

Phone: 530.283.7305 ext. 8908

Email: jamie.huynh@plumasbank.com